As filed with the Securities and Exchange Commission on July 31, 1997.

------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                     ------------------

                               DYNEX CAPITAL, INC.
             (Exact name of registrant as specified in its charter)

        VIRGINIA                                          52-1549373
    (State or other jurisdiction                         (IRS Employer
  of incorporation or organization)                    Identification  No.)


                          Dynex Capital, Inc.
                    10900 Nuckols Road, Third Floor
                         Glen Allen, VA 23060
               (Address of Principal Executive Offices)

                 Dynex Capital, Inc. 1992 Stock Incentive Plan (as amended)
                            (Full title of the Plan)

                                 Thomas H. Potts
                                    President
                               Dynex Capital, Inc.
                         10900 Nuckols Road, Third Floor
                           Glen Allen, Virginia 23060
                     (Name and address of agent for service)

                                       (804) 217-5800
               (Telephone number, including area code, of agent for service)

                                    Copy to:

                         Elizabeth R. Hughes, Esq.
                      Venable, Baetjer and Howard, LLP
                        1800 Mercantile Bank & Trust
                                   Bldg.
                              2 Hopkins Plaza
                         Baltimore, Maryland 21201
                               (410) 244-7400
                             ------------------


                         CALCULATION OF REGISTRATION FEE

                      Amount to    Proposed maximum    Proposed     Amount of
Title of Securities       be        offering price     maximum     registration
 to be registered     registered      per share*       offering        fee
                                                        price*
================================================================================
 Common Stock,
$.01 per share Par    2,400,000       $14.46875      $34,725,000     $11,974
       Value            Shares
================================================================================

*Calculated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h), based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange as of July 29, 1997.

PART II

Item 3.           Incorporation of Documents by Reference.


            The following documents previously filed with the Commission by the Company are incorporated herein by reference: Annual Report on Form 10-K for the year ended December 31, 1996; Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; Current Report on Form 8-K dated February 27, 1997; and the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the Exchange Act, including any amendment or report filed to update the description.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel.

            The validity of the Securities will be passed upon for the Company by Venable, Baetjer and Howard, LLP, Baltimore, Maryland.

            The consolidated financial statements of the Company included in the Company's Report on Form 10-K for the year ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports included therein, and incorporated herein by reference. Such financial statements have been incorporated by reference herein in reliance upon the reports of that firm and upon the authority of that firm as experts in auditing and accounting.

Item 6.           Indemnification of Directors and Officers.

            Pursuant to Section 13.1-698 of the Corporations Title of the Annotated Code of Virginia (the "Corporations Code"), unless limited by its articles of incorporation, a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

            Indemnification is permitted pursuant to Section 13.1-697 of the Corporations Code by a corporation of its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the director failed to conduct himself in good faith;
(b) the director did not believe (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests or (ii) in all other cases, that his conduct was not at least opposed to its best interests; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, Section 13.1-697 of the Corporations Code prohibits the indemnification of a director by a corporation (y) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, and (z) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Virginia law permits a corporation to indemnify a present and former officer to the same extent as a director.

            Section 13.1-699 of the Corporations Code permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; (b) a written undertaking by or on behalf of the officer or director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification.

            Article FIVE of the Registrant's Articles of Incorporation provides as follows:

            (1)   In this Article:
                  "applicant" means the person seeking indemnification pur-suant to this Article.
                  "expenses" includes counsel fees and disbursements. "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.
                  "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
                  "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.
            (2) In any proceeding brought by a shareholder of the Corporation in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages in excess of
      $0.00 with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.
            (3) The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director, or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.
            (4) The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.
            (5) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section (2) or (3) of this Article.
            (6) Any indemnification under section (3) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in section (3).
                  The determination shall be made:
                  (a) By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;
                  (b) If a quorum cannot be obtained under subsection (a) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;
                  (c)   By special legal counsel:
                        (i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or
                        (ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or
                  (d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.
            Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section (6) to select counsel.
            Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.
            (7) (a) The corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section (3) if the applicant furnishes the
      Corporation:
                        (i) a written statement of his good faith belief that he has met the standard of conduct described in section (3); and
                        (ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.
                  (b) The  undertaking  required by paragraph (ii) of subsection
      (a) of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.
                  (c) Authorizations of payments under this section shall be made by the persons specified in section (6).
            (8) The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in section
      (2) or (3) of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section (3). The provisions of sections
      (4) through (7) of this Article shall be applicable to any indemnification provided hereafter pursuant to this section (8).
            (9) The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.
            (10) Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlements to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws, or other arrangements ); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.
            (11) Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

   4.1  -   Form of Common Stock Certificate (incorporated herein by reference to Amendment No. 3 of the Company's Registration Statement on Form
            S-11 (No. 33-19261) dated February 10, 1988

   4.2  -   Articles of Incorporation of the Registrant, as amended, effective
            February 2, 1988 (incorporated herein by reference to Amendment
            No. 1 of the Company's Registration Statement on Form S-3
            (No. 333-10783) dated March 21, 1997)

   4.3  -   Amendment to Articles of Incorporation effective December 29, 1989
            (incorporated herein by reference to Amendment No. 1 of the Company's Registration Statement on Form S-3 (No. 333-10783) dated
            March 21, 1997)

   4.4  -   Amendment to Articles of Incorporation effective August 17, 1992
            (incorporated herein by reference to Amendment No. 1 of the Company's Registration Statement on Form S-3 (No. 333-10783) dated
            March 21, 1997)

   4.5  -   Amendment to Articles of Incorporation effective October 19, 1992
            (incorporated herein by reference to Amendment No. 1 of the Company's Registration Statement on Form S-3 (No. 333-10783) dated
            March 21, 1997)

   4.6  -   Amendment  to Articles of  Incorporation  effective  June 27, 1995
            (incorporated herein by reference to the Company's Current Report on Form 8-K (File No. 1-9819), dated June 26, 1995)

   4.7  -   Amendment to Articles of Incorporation  effective October 23, 1995
            (incorporated herein by reference to the Company's Current Report on Form 8-K (File No. 1-9819), dated October 19, 1995)

   4.8  -   Amendment to Articles of Incorporation  effective  October 9, 1996
            (incorporated herein by reference to the Company's Current Report on Form 8-K (File No. 1-9819), dated October 15, 1996)

   4.9  -   Amendment to Articles of Incorporation  effective October 10, 1996
            (incorporated herein by reference to the Company's Current Report on Form 8-K (File No. 1-9819), dated October 15, 1996)


  4.10  -   Amendment to Articles of  Incorporation  effective  April 25, 1997
            (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997)

  4.11  -   Amendment  to  Articles of  Incorporation  effective  May 5, 1997
            (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997)

  4.12  -   Amended Bylaws of the Company (incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended
            December 31, 1997)

   5.1  -   Opinion of Venable, Baetjer and Howard, LLP (filed herewith)

  23.1  -   Consent of KPMG Peat Marwick LLP (filed herewith)

  23.2  -   Consent of Venable, Baetjer and Howard, LLP (contained in Exhibit
            5.1)

  24.1  -   Power of Attorney (included in signature page)


Item 9.           Undertakings.

            The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, (the "Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1993, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof."

            Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Dynex Capital, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Henrico County in the Commonwealth of Virginia on this 31 day of July, 1997.

                               DYNEX CAPITAL, INC.


                               /s/ Thomas H. Potts
                              ----------------------
                              Thomas H. Potts, President
                              (Principal Executive Officer)


            Each person whose signature appears below does hereby make, constitute and appoint Thomas H. Potts and Lynn K. Geurin, and each of them, his/her true and lawful attorney with the Securities and Exchange Commission, for and on his/her behalf, and in his/her capacity or capacities as stated below, any amendment (including post-effective amendments) to the Registration Statement with all exhibits thereto, making such changes in the Registration Statement as the Registrant deems appropriate.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicted on July 31, 1997.

Signature                                    Capacity

/s/ Thomas H. Potts                          President and Director
--------------------------                   (Principal Executive Officer)
Thomas H. Potts

/s/ Lynn K. Geurin                           Executive Vice President,
--------------------------
Lynn K. Geurin                               (Principal Financial and
                                             Accounting Officer)

/s/ J. Sidney Davenport, IV                  Director
--------------------------
J. Sidney Davenport, IV

/s/  Richard C. Leone                        Director
--------------------------
Richard C. Leone

/s/ Paul S. Reid                             Director
--------------------------
Paul S. Reid

/s/ Donald B. Vaden                          Director
--------------------------
Donald B. Vaden










                                  Exhibit Index


Exhibit Number           Description
5.1                      Opinion of Venable, Baetjer and
                         Howard, LLP

23.1                     Consent of KPMG Peat Marwick LLP